EXHIBIT 10.4

CABOT CORPORATION

2009 LONG-TERM INCENTIVE PLAN

Stock Option Award Agreement

[Date]

Name

Location Name

This agreement evidences the grant to you by Cabot Corporation under Cabot’s 2009 Long-Term Incentive Plan (as amended from time to time, the “2009 Plan”) of a stock option to purchase, on the terms provided herein, the number of shares of common stock of Cabot set forth in the table below. The principal terms of your stock option are set forth in the table, and described in greater detail below.

Non-Qualified Stock Option	[OPTION AWARD]
Grant Date	[Date]
Exercise Price (Per Share)	[Exercise price]
Dates that Stock Option Vests and Becomes Exercisable
Expiration Date	[Expiration date]

General Terms of your Stock Option. Your stock option gives you the right to purchase shares of common stock of Cabot at the per share exercise price, and subject to the vesting provisions, set forth above. This stock option is not intended to constitute an incentive stock option under Section 422 of the Internal Revenue Code, as amended.

Vesting and Duration of your Stock Option. As indicated in the table above, a portion of your award will vest, and become exercisable, on the first, second and third anniversaries of the date of grant. After your stock option vests, unless it is earlier terminated or forfeited, it is generally exercisable, in whole or in part, at any time prior to its expiration date. Your stock option has a ten-year term. The conditions under which your award may expire before its scheduled expiration date, such as if your employment with Cabot ends, are explained below. In addition, the exercise of your stock option may involve the sale of Cabot stock, and accordingly, there may be limitations on when you can exercise your stock option under Cabot’s Policy on Transactions in Securities, a copy of which is being provided to you with the Prospectus for the 2009 Plan.

Circumstances that will lead to the termination of your stock option before the scheduled expiration date. If your employment with Cabot ends and you continue to hold unexercised stock options, the following rules will apply:

•

Any unvested options outstanding immediately prior to the cessation of your employment will be forfeited (unless your employment terminates because of your death or Disability, as defined in the 2009 Plan, or Cabot, any successor entity or any of their respective Affiliates, terminates your employment within two years following a Change in Control other than for Cause or you terminate your employment for Good Reason within this same time period following a Change in Control as more fully described below).

•

Any vested stock options outstanding immediately prior to the cessation of your employment, to the extent exercisable, will remain exercisable for three months after the date on which your employment ended or until the stated expiration date, if earlier.

•

If your employment ceases because of your death or Disability, any outstanding unvested stock options will become exercisable in full upon such termination and all outstanding stock options will remain exercisable for three years following the date on which your employment ended or until the stated expiration date, if earlier.

•

If, in connection with a Change in Control, your stock option is assumed by the acquirer or surviving entity in such transaction or substituted for an equivalent award by the acquirer or surviving entity as provided for in Section 7(a)(y)(i) of the 2009 Plan, and Cabot, any successor entity or any of their respective Affiliates, terminates your employment within two years following such Change in Control other than for Cause or you terminate your employment for Good Reason within this same time period following a Change in Control, any outstanding unvested stock options will become exercisable in full upon such termination and remain exercisable for three months following the date on which your employment ended or until the stated expiration date, if earlier.

Exercising your Stock Option. You may exercise your stock option by delivering to the Company’s designated broker for stock option exercises (or to the Company in the event the Company does not have a designated broker for stock option exercises) a signed notice of exercise, in the form provided, with payment of the exercise price and any withholding taxes due upon exercise. The date the Company’s designated broker (or the Company in the event the Company does not have a designated broker for stock option exercises) receives your signed notice of exercise will be the exercise date. You may also choose to exercise your stock options in a cashless exercise through the Company’s designated broker (or your own broker if the Company does not have a designated broker for stock option exercises). A cashless exercise involves a sale of Cabot stock in the market, with the proceeds applied to the stock option exercise price and any withholding taxes due. In a cashless exercise transaction, the exercise will be deemed to have occurred when the shares are sold by the broker.

Payment of the Exercise Price. You may pay for the shares you are purchasing upon the exercise of your stock option in the following ways:

•	your personal check, bank check or draft, a money order payable to the order of Cabot or by wire transfer of funds;

•	a check, payable to the order of the Company from the Company’s designated broker, or in the event the Company does not have a designated broker for stock option exercises, your own broker;

•

by delivery to the Company of shares of Cabot common stock held by you for at least six months having a market value (at the close of business on the last business day preceding the date on which your completed and signed notice of exercise is sent or hand delivered to Cabot) equal in amount to the exercise price of the option being exercised, provided that (a) this method of payment is then permitted by applicable law and (b) the shares used to pay the exercise price are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirement (a stock swap); or

•	by any combination of the above permitted forms of payment.

For purposes of this award agreement, “Cause” means (i) your willful and continued failure to perform substantially your reasonably assigned duties with the Company or any successor entity or any of their respective Affiliates (other than any such failure resulting from your physical or mental incapacity or any such actual, alleged or anticipated failure after you issue a notice of termination for Good Reason) after a written demand for substantial performance is delivered to you by the Company which demand specifically identifies the manner in which the Company believes you have not substantially performed your duties; or (ii) your willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition (i) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your actions or omission was in the best interest of the Company and (ii) your good faith errors in judgment shall not constitute Cause or be considered in any determination of whether Cause exists.

For purposes of this award agreement, “Good Reason” means the occurrence after a Change in Control, without your prior written consent, of any of the following events or conditions:

(a) a change in your status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from your status, title, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities which are materially inconsistent with your status, title, position or responsibilities; or your removal from or the failure to reappoint or reelect you to any of such offices or positions, except in connection with the termination of your employment for Disability, Cause, as a result of your death or by you other than for Good Reason;

(b) a reduction in the rate of your annual base salary or target annual cash bonus, or a material reduction in your total compensation;

(c) the relocation of the offices at which you are principally employed to a location more than twenty-five (25) miles from the location of such office immediately prior to the Change in Control, or the Company’s requiring you to be based at a location more than twenty-five (25) miles from such office, except to the extent you were not previously assigned to a principal location and except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control;

(d) the failure by the Company to pay to you any portion of your then current base salary or annual cash bonus or any other compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company in which you participated, in each case, within fourteen (14) days of the date such compensation is due and payable in accordance with the terms of the applicable agreement or plan or applicable law; or

(e) any material reduction in the retirement or welfare benefits or other material benefit or compensation plan made available to you or any materially adverse change in the terms on which those benefits are made available.

In order for a termination for Good Reason to be effective, you must (a) provide notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the one-hundred and eightieth (180th) day following the occurrence of that condition; (b) provide the Company a period of thirty (30) days to remedy the condition; and (c) terminate your employment for Good Reason within sixty (60) days following the expiration of the Company’s period to remedy if the Company fails to remedy the condition.

A cashless exercise involves the sale of Cabot stock in the market, and, therefore, must be completed in accordance with Cabot’s Policy on Transactions in Securities. Please review the restrictions on trading contained in the Policy before making arrangements for a cashless exercise. Please note that the trading restrictions in Cabot’s Policy on Transactions in Securities do not apply to transactions with the Company, such as the exercise of a stock option with your own funds or the surrender of shares in payment of the exercise price or in satisfaction of any tax withholding obligations, provided you do not sell the shares acquired while in possession of material nonpublic information or, if applicable to you, during a corporate blackout period.

Tax consequences of your Stock Option. The tax consequences of your stock option award are described in the Tax Information attached to this award agreement. If you are an employee in the U.S., withholding taxes will be deducted from the proceeds of your option exercise transaction unless other payment arrangements have been made. If you are a non-U.S. employee, the details of your options exercise transaction will be reported to your local Human Resources/Payroll office and funds may either be withheld from payroll or paid by you to satisfy any withholding obligation you may have.

No Employment Commitment; Rights as a Stockholder. The grant of this stock option does not confer any right to continued employment or service with Cabot. Further, you have no rights as a stockholder with respect to the shares subject to this option until the proper exercise of the option and the issuance of the shares with respect to which the option has been exercised.

Provisions of the 2009 Plan. The terms specified in this award agreement are governed by the terms of the 2009 Plan, a copy of which has been provided to you. Information about the 2009 Plan is also included in the Prospectus for the 2009 Plan, a copy of which has also been provided to you. The Compensation Committee of Cabot’s Board of Directors has the exclusive authority to interpret this award and the 2009 Plan. Any interpretation of the award by the Committee and any decision made by it with respect to the award are final and binding on all persons. To the extent there is a conflict between the terms of this award agreement and the 2009 Plan, the 2009 Plan shall govern.

Additional Information. If you have any questions regarding your stock option or the exercise process, please contact HR Shared Services, 157 Concord Road, Billerica, MA 01821; Telephone (978-671-4139); HR Confidential Fax:                     .

Governing Law. This award agreement shall be governed by the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law rule that would cause the application of the laws of any other jurisdiction.

By signing below, you hereby accept your award subject to the terms set forth in this award agreement and the related Tax Information, the 2009 Plan, the Prospectus for the 2009 Plan, and the other materials and documents provided to you in connection with your award, and expressly consent to the transfer to and use of your personal data by the Company or service providers of the Company or other third parties for the specific purposes of the 2009 Plan, even if the recipients of the data are located in countries that do not have data protection laws equivalent to those in force in your country. In addition, you understand that this Award is discretionary, and that eligibility for an award under the 2009 Plan is established at the time awards are made. Therefore, your receiving this Award does not mean that you are guaranteed an award in the future.

Kindly sign, date and return this agreement to Cabot Corporation, Attention:                     , Compensation Department by hand delivery or mail, to 157 Concord Road, Billerica, MA 01821; or by fax to the HR Confidential Fax:                    .

IN WITNESS WHEREOF, the Company has caused this stock option to be executed by its duly authorized officer.

CABOT CORPORATION

By:

Name:
Date:

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